Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:

Deborah S. Lorenz

Vice President, Investor Relations and

Corporate Communications

Lipid Sciences, Inc.

925-249-4031

dlorenz@lipidsciences.com

FOR IMMEDIATE RELEASE:

March 28, 2008

LIPID SCIENCES, INC. REPORTS FINANCIAL RESULTS

FOR THE FOURTH QUARTER AND YEAR-END 2007

PLEASANTON, Calif., March 28, 2008 — Lipid Sciences, Inc. (Nasdaq:LIPD) today reported financial results for the fourth quarter and the year ending December 31, 2007.  For the fourth quarter of 2007, the Company reported a net loss of $4.2 million, or $0.11 per share on a basic and diluted basis.  This compares with a net loss of $2.7 million, or $0.08 per share, on a basic and diluted basis, for the same period in 2006.

Operating expenses for the fourth quarter reflected a 50% increase over the same period for the previous year.  This increase is primarily due to a non-cash compensation expense resulting from the re-pricing of stock options, previously granted to employees, Directors, and consultants of the Company, as well as the quarterly stock option compensation expense pursuant to FAS 123(R).  The 53% increase in research and development expenses, while reflecting a portion of the stock option expense, also includes expenses associated with the initiation of a series of in vivo and in vitro studies in support of our HDL Mimetic Peptide development program.

For the year ending December 31, 2007, the Company reported a net loss of $12.8 million or $0.34 per share, on a basic and diluted basis.  This compares with a net loss of $11.2 million or $0.38 per share on a basic and diluted basis, for the same twelve-month period in 2006.  The financial results for the twelve months of 2007 include revenue of $306,000 related to the reimbursement of expenses pursuant to a collaborative research and license agreement with Elanco Animal Health.

Operating expenses for the year ended December 31, 2007, increased by 16% to $13.7 million up from $11.8 million for the same period in the previous year.  Research and development expenses, which accounted for 68% of the Company’s operating expenses for the twelve months ended December 31, 2007, increased 23% to $9.3 million from $7.6 million for the same period last year.  The increase was primarily attributable to the stock option expense, as noted above, as well as expenses associated with the initiation of a series of in vitro and in vivo studies for our HDL Mimetic Peptide program.

At December 31, 2007, the Company had $6.5 million in cash and cash equivalents.  The Company anticipates that sufficient capital is available to fund its operations, including current development projects, through the first half of 2008.

Dr. S. Lewis Meyer, President and Chief Executive Officer, commented, “In the last two months we have been able to answer fundamental scientific and clinical questions pertaining to our HDL Therapy and Viral Immunotherapy platforms.  Our lead HDL Mimetic Peptide candidate, LSI-518P, has demonstrated the ability to reduce the progression of atherosclerosis by 32% after 8 weeks of treatment in a well-accepted animal model.  Earlier in vitro studies have also confirmed the anti-inflammatory properties of LSI-518P.  Being able to mimic these two important properties of HDL—simultaneously reducing inflammation and plaque build-up—makes LSI-518P an ideal HDL Mimetic Peptide candidate with the potential to be effective in patients with cardiovascular disease.  The results of our ‘first in man’ HDL Selective Delipidation clinical trial indicated a strong trend of effectiveness.  The intravascular ultrasound measurements in the 28-patient study group showed that the average total atheroma volume in the target coronary arteries decreased by 5.31% in the treatment group versus a 1.33% increase in the placebo group.  The effect on the average of the 10 mm most-diseased arterial segments was a 7.34% decrease for the treated group as compared to a 2.10% decrease in the placebo group.  While not statistically significant due to the small number of patients enrolled, these results are, nevertheless, a strong indication of the potential of this therapy to reverse coronary artery disease in only seven weeks of treatment.”

Dr. Meyer continued, “Regarding our Viral Immunotherapy platform, we demonstrated a very positive therapeutic effect with our delipidated autologous virus vaccine in SIV-infected non-human primates.  SIV is a well-accepted model for HIV.  All animals in the treatment arm of the study responded with reductions in viral load in excess of 90%.  Separately, our collaboration with Elanco Animal Health achieved success in a ‘proof of concept’ vaccine study.  As a result, Elanco has exercised its right to opt in by paying a technology access fee to Lipid Sciences.  Because of these very positive developments, we will now move forward aggressively with our strategic plan for our viral program.”

Lipid Sciences, Inc. is a development-stage biotechnology company engaged in the research and development of products and processes intended to treat major medical indications, in which lipids, or fat components, play a key role.  The Company’s HDL Therapy platform (HDL Mimetic Peptides and HDL Selective Delipidation) aims to develop treatments to reverse atherosclerosis, a systemic disease of the blood vessels caused by the build-up of cholesterol-filled plaques in the vascular system and, most critically, in the coronary arteries.  Regression of such plaques may have a major impact on reducing the risk of acute coronary events.  The Company’s Viral Immunotherapy platform focuses on the removal of the lipid coatings from lipid-enveloped viruses and other lipid-containing infectious agents by applying Lipid Sciences’ proprietary delipidation technologies.  The Company believes that removing the virus’ protective lipid coating enhances the processing and presentation of viral proteins to stimulate the body’s immune system to effectively fight the disease.  Conditions that could potentially be impacted by these technologies include HIV, Hepatitis B, and Hepatitis C.  In addition, Lipid Sciences believes that this Viral Immunotherapy platform also has applicability to a wide range of viruses impacting animal health—a diverse market with diseases affecting both food and companion animals.

Forward-Looking Statements:  This release contains forward-looking statements concerning plans, objectives, goals, strategies, study results, anticipations, expectations, future events or performance as well as all other statements that are not statements of historical fact.  The forward-looking statements contained in this release reflect our current beliefs and expectations on the date of this release.  Actual results, performance or outcomes may differ materially from what is expressed in the forward-looking statements.  Readers should refer to the documents filed by us with the SEC, specifically the most recent reports on Form 10-K and Form 10-Q which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.  In addition to those risk factors, other factors that could cause actual results to differ materially include the following:  our inability to obtain adequate funds; our technologies not proving to be safe or effective; our inability to obtain regulatory approval of our technologies, which are only in the clinical development stage; delay or failure to complete clinical studies;

our dependence on our license agreement with Aruba International B.V.; our reliance on collaborations with strategic partners and consultants; our reliance on key suppliers to provide the material necessary to conduct successful pre-clinical and clinical studies; competition in our industry, including the development of new products by others that may provide alternative or better therapies; failure to secure and enforce our intellectual property rights; risks associated with use of biological and hazardous materials; acceptance of our potential products by healthcare providers and patients; and our dependence on key personnel.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q.  Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.  Lipid Sciences assumes no obligation to update the forward-looking statements included in this document.

Press releases for Lipid Sciences, Inc. are available on our website: www.lipidsciences.com.  To receive the Company’s press releases via email, please contact: info@lipidsciences.com.

Lipid Sciences, Inc.

(A Development Stage Company)

Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,		Period from Inception (May 21, 1999) to December 31,
(In thousands, except per share amounts)	2007	2006	2007	2006	2007
Revenue:
Collaboration agreement revenue	$4	$—	$306	$—	$306
Grant revenue	—	21	—	59	100
Total revenue	4	21	306	59	406
Operating expenses:
Research and development(1)	2,795	1,828	9,267	7,559	69,074
Selling, general and administrative(2)	1,512	1,041	4,396	4,254	31,714
Total operating expenses	4,307	2,869	13,663	11,813	100,788
Operating loss	(4,303)	(2,848)	(13,357)	(11,754)	(100,382)
Interest and other income	90	164	602	577	4,762
Loss from continuing operations	(4,213)	(2,684)	(12,755)	(11,177)	(95,620)
Income tax benefit	—	—	—	—	8,004
Net loss from continuing operations	(4,213)	(2,684)	(12,755)	(11,177)	(87,616)
Discontinued operations:
Income from discontinued operations	—	—	—	—	582
Income tax expense	—	—	—	—	(179)
Income from discontinued operations — net	—	—	—	—	403
Net loss	$(4,213)	$(2,684)	$(12,755)	$(11,177)	$(87,213)

Net loss per share — basic and diluted:	$(0.11)	$(0.08)	$(0.34)	$(0.38)
Weighted average number of common shares outstanding — basic and diluted	37,125	33,020	37,123	29,501

Non-cash stock option compensation expense included in operating expenses:

(1) Research and development	491	22	729	300
(2) Selling, general and administrative	697	111	1,114	562

Lipid Sciences, Inc.

(A Development Stage Company)

Consolidated Balance Sheets

	December 31,
(In thousands, except per share amounts)	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$6,459	$16,691
Accounts receivable	4	—
Prepaid expenses	508	273
Other current assets	25	79
Total current assets	6,996	17,043
Property and equipment, net	267	374
Long-term lease deposits	18	19
Total assets	$7,281	$17,436

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,317	$1,511
Accrued related party royalties	250	250
Accrued compensation	604	680
Total current liabilities	3,171	2,441
Deferred rent	17	16
Total liabilities	3,188	2,457

Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized and issuable; no shares outstanding	—	—
Common stock, $0.001 par value; 75,000,000 shares authorized; 37,125,348 and 37,120,139 shares issued and outstanding at December 31, 2007 and 2006, respectively	37	37
Additional paid-in capital	91,269	89,400
Deficit accumulated in the development stage	(87,213)	(74,458)
Total stockholders’ equity	4,093	14,979
Total liabilities and stockholders’ equity	$7,281	$17,436